EXHIBIT 99
[Chesapeake  Utilities
Corporation  Logo]



FOR  IMMEDIATE  RELEASE
MAY  12,  2003
NYSE  SYMBOL:  CPK

                        CHESAPEAKE UTILITIES CORPORATION
                ANNOUNCES INCREASE IN FIRST QUARTER 2003 EARNINGS

DOVER, DELAWARE - Chesapeake Utilities Corporation (NYSE: CPK) today announced earnings for the first quarter of 2003 of $6.6 million, or $1.19 per share. These results represent a 36 percent improvement over first quarter 2002 earnings of $4.9 million, or $0.90 per share, before the cumulative effect of a first quarter 2002 change in accounting principle. The 2002 change reduced earnings to $3.0 million, or $0.55 per share.

"The growth in earnings during the first quarter reflects the improved performance of our natural gas and propane distribution operations", stated John Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities. "These improvements demonstrate the potential of our core operations and the results of our performance improvement initiatives."

Earnings for the twelve months ended March 31, 2003 increased 18 percent to $7.4 million or $1.34 per share, compared to $6.2 million or $1.16 per share (before the cumulative effect of the change in accounting principle) for the prior twelve-month period.

RESULTS  FOR  THE  FIRST  QUARTER
---------------------------------
Net income for the first quarter of 2003 was $6.6 million or $1.19 per share. This compares to net income before the cumulative effect of a change in accounting principle of $4.9 million or $0.90 per share for the same period last year. During the first quarter of 2002, Chesapeake adopted Financial Accounting Standards Board ("FASB") Statement of Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets". As a result, a non-cash charge for goodwill impairment of $1.9 million, after tax, was recorded. After giving effect to this charge, earnings per share for the first quarter of 2002 were $0.55.

Pre-tax operating income for the natural gas segment increased by $1.2 million over the same period last year. The improved profitability of this segment reflected a $1.8 million improvement in overall margins. Margins from gas distribution operations in Delaware and Maryland benefited from 6 percent customer growth and temperatures that were 13 percent colder than the 10-year average and 28 percent colder than last year. Florida gas distribution operations generated $320,000 of higher margins due to increased volumes delivered to residential customers. Increases in operating expenses for the distribution companies related primarily to the increased volumes as well as increased pension, bonus and depreciation costs partially offset the increased margins. Results for the Company's natural gas transmission business were essentially flat year-over-year, as slightly higher margins were offset by slightly higher operating expenses.

First quarter margins for the propane segment increased by $2.5 million, primarily due to increased margins of $2.1 million for the Delmarva distribution operations. Delmarva volumes increased by 2.5 million gallons, or 30 percent, due to the colder temperatures described above. Results benefited further from a $0.03 per gallon margin increase. The increased propane margins were partially offset by higher operating expenses, excluding taxes, of $374,000, attributable primarily to delivery costs and bonuses related to increased volumes and earnings. The Company's propane wholesale marketing operation generated an increase in margins of $170,000 and an increase of $160,000 in pre-tax operating income, as greater wholesale price volatility provided opportunities for improved margins.

The advanced information services segment delivered improved results and an operating profit for the first quarter of 2003. Successful cost reduction initiatives and targeted marketing strategies led to pre-tax operating profits of $62,000 in the first quarter of 2003 compared to a pre-tax operating loss of $72,000 in 2002. This improvement occurred despite continued weakness in the segment's markets.

Results from water operations remained disappointing during the quarter, as pre-tax operating income was approximately $60,000 lower than the first quarter of last year. As indicated previously, management is actively reevaluating its strategy for the water service segment. An outside consultant has been engaged to review the performance of each unit and develop an improvement plan. The Company is also considering the sale of all or part of the water business, and has implemented cost reduction initiatives to improve the segment's performance. During the first quarter of 2003, Chesapeake closed a management office and a branch office and further reductions were made to segment overhead. Additional steps are expected to be implemented once management's review is completed.

RESULTS  FOR  THE  TWELVE  MONTHS  ENDED  MARCH  31,  2003
----------------------------------------------------------
Net income before the cumulative effect of change in accounting principle for the twelve months ended March 31, 2003 was $7.4 million or $1.34 per share, an increase of 18 percent compared to $6.2 million or $1.16 per share for the twelve months ended March 31, 2002. Pre-tax operating income was up primarily due to an increase in margins for the Delmarva propane distribution operations and Delaware and Maryland natural gas operations as the result of colder temperatures. For the twelve months ended March 31, 2003, temperatures measured by heating degree-days were 8 percent colder than the 10-year average and 20 percent colder than the prior twelve-month period. Additionally, the Delmarva natural gas operations experienced customer growth of 6.4 percent. The natural gas transmission operations benefited from system expansions that were completed in November 2001 and November 2002 and Florida distributions margins also increased by $1.1 million over the preceding twelve-month period. The advanced information services increased pre-tax operating income by $136,000. These improvements were partially offset by an increase of $2.1 million in pre-tax operating losses in the water segment, primarily from charges recorded in the fourth quarter of 2002 for goodwill impairment of $1.5 million (pre-tax) and a restructuring charge of $138,000.



CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIODS ENDED MARCH 31, 2003 AND 2002
DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS


--------------------------------------------------------------------------------------------
                                                  QUARTER               12 MONTHS ENDED
                                             2003         2002         2003         2002
--------------------------------------------------------------------------------------------
OPERATING REVENUES . . . . . . . . . . .  $   66,774   $   48,642   $  163,964   $  142,561
COST OF SALES. . . . . . . . . . . . . .      40,205       26,302       91,659       79,412
--------------------------------------------------------------------------------------------
GROSS MARGIN . . . . . . . . . . . . . .      26,569       22,340       72,305       63,149
--------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operations. . . . . . . . . . . . . .      10,134        9,323       37,693       34,056
   Maintenance . . . . . . . . . . . . .         426          462        1,933        1,746
   Depreciation and amortization . . . .       2,375        2,326        9,360        8,532
   Goodwill impairment . . . . . . . . .           0            0        1,474            0
   Other taxes . . . . . . . . . . . . .       1,334        1,283        4,658        4,358
   Income taxes. . . . . . . . . . . . .       4,266        3,039        4,690        3,698
--------------------------------------------------------------------------------------------
 Total operating expenses. . . . . . . .      18,535       16,433       59,808       52,390
--------------------------------------------------------------------------------------------
OPERATING INCOME . . . . . . . . . . . .       8,034        5,907       12,497       10,759

OTHER INCOME, NET. . . . . . . . . . . .          60          210          181          559
--------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES . . . . .       8,094        6,117       12,678       11,318

INTEREST CHARGES . . . . . . . . . . . .       1,466        1,234        5,289        5,078
--------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT
OF CHANGE IN ACCOUNTING PRINCIPLE. . . .       6,628        4,883        7,389        6,240

CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE. . . . . . . . .           0       (1,916)           0       (1,916)
--------------------------------------------------------------------------------------------
NET INCOME . . . . . . . . . . . . . . .  $    6,628   $    2,967   $    7,389   $    4,324
============================================================================================

Average Shares Outstanding . . . . . . .   5,561,504    5,443,980    5,518,402    5,398,556

Earnings Per Share - Basic
--------------------------
Before change in accounting principle. .  $     1.19   $     0.90   $     1.34   $     1.16
Effect of change in accounting principle           -        (0.35)           -        (0.36)
--------------------------------------------------------------------------------------------
Net Income . . . . . . . . . . . . . . .  $     1.19   $     0.55   $     1.34   $     0.80
============================================================================================

Earnings Per Share - Diluted
----------------------------
Before change in accounting principle. .  $     1.16   $     0.87   $     1.32   $     1.14
Effect of change in accounting principle           -        (0.34)           -        (0.34)
--------------------------------------------------------------------------------------------
Net Income . . . . . . . . . . . . . . .  $     1.16   $     0.53   $     1.32   $     0.80
============================================================================================





SUPPLEMENTAL INCOME STATEMENT DATA
FOR THE PERIODS ENDED MARCH 31, 2003 AND 2002
DOLLARS IN THOUSANDS


--------------------------------------------------------------------------------------------
                                                  QUARTER               12 MONTHS ENDED
                                             2003         2002         2003         2002
--------------------------------------------------------------------------------------------
GROSS MARGIN
   Natural Gas . . . . . . . . . . . . .  $   14,585   $   12,778   $   42,673   $   37,630
   Propane . . . . . . . . . . . . . . .       8,962        6,462       16,951       13,070
   Advanced Information Services . . . .       1,380        1,440        6,004        6,437
   Water Services. . . . . . . . . . . .       1,723        1,677        6,966        6,092
   Other & Eliminations. . . . . . . . .         (81)         (17)        (289)         (80)
--------------------------------------------------------------------------------------------
 TOTAL GROSS MARGIN. . . . . . . . . . .  $   26,569   $   22,340   $   72,305   $   63,149
============================================================================================

PRE-TAX OPERATING INCOME
   Natural Gas . . . . . . . . . . . . .  $    7,536   $    6,328   $   16,195   $   14,505
   Propane . . . . . . . . . . . . . . .       4,885        2,806        3,131           33
   Advanced Information Services . . . .          62          (72)         478          342
   Water Services. . . . . . . . . . . .        (266)        (206)      (2,845)        (790)
   Other & Eliminations. . . . . . . . .          83           90          228          367
--------------------------------------------------------------------------------------------
 TOTAL PRE-TAX OPERATING INCOME. . . . .      12,300        8,946       17,187       14,457
   Less: Operating Income Taxes. . . . .       4,266        3,039        4,690        3,698
--------------------------------------------------------------------------------------------
 TOTAL OPERATING INCOME. . . . . . . . .  $    8,034   $    5,907   $   12,497   $   10,759
============================================================================================



Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. For example, the success of the Company's water business strategy is subject to competitive and economic pressures. Please refer to the Cautionary Statement in the Company's report on Form 10-K for the year ended December 31, 2002 for further information on the risks and uncertainties related to the Company's forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution and transmission, propane gas distribution and wholesale marketing, advanced information services and water services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.
------------


For  more  information,  contact:
Michael  P.  McMasters
Vice  President,  Treasurer  &  Chief  Financial  Officer
302.734.6799